Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS  RECORD SECOND QUARTER RESULTS

SPARKS, MD, JUNE 28 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported results for the second quarter ended May 31, 2006.

•                  Success with new products, marketing programs and pricing actions increased sales 2% and in local currency 3%.

•                  Gross profit margin improved 0.8 percentage points to 39.2%.

•                  Higher sales and margins, as well as a gain on the sale of the Company’s interest in a joint venture led to earnings per share of 46¢, compared to 31¢ in the prior year.

•                  The Company achieved these strong financial results while making excellent progress on key initiatives to grow the business and improve profitability.

Second quarter results

In the second quarter, McCormick increased sales 2%, and in local currency the increase was 3%.  Success with new products, marketing programs and pricing actions drove this increase.  During the quarter, the reduction of low margin business reduced sales approximately 1%.

Gross profit margin reached 39.2%, a significant increase from 38.4% in the prior year.  Higher margin was driven by pricing actions, efforts to lower costs and a more favorable business mix.  In addition, gross profit margin in the second quarter of 2005 was adversely affected by an operational accounting adjustment related to a condiment operation in the U.K. In the second quarter of 2006, cost of goods sold included $4 million of restructuring charges that lowered gross profit margin 0.7 percentage points.

Earnings per share rose to 46¢ compared to 31¢ in the second quarter of 2005.  Increases in sales, gross profit margin, interest income and income from unconsolidated operations, and lower shares outstanding added 3¢ to earnings per share.  Stock-based compensation expense, which the Company began to record in the first quarter of 2006, reduced earnings per share 2¢. Actions related to the Company’s restructuring program increased earnings per share 14¢. One of these actions was a simplification of the Company’s joint venture structure that led to an after-tax gain of $27 million.  During the second quarter, McCormick acquired the remaining 49% interest in Dessert Products International, S.A.S. (DPI) in exchange for its 50% interest in the Signature Brands, LLC joint venture. Restructuring charges related to facility closures and a voluntary separation program offset a portion of the gain during the second quarter.

Financial outlook

The gain on the joint venture transaction increased earnings per share 20¢ and led to an increase in the Company’s projected earnings per share for 2006 to $1.41-$1.44 from $1.21-$1.24.  This transaction also affected certain financial projections related to McCormick’s restructuring program. Including the gain and the latest projections, pre-tax charges for the program are expected to range from $110-$130 million compared to the initial estimate of $130-$150 million. Despite the reduction in charges, expected annual cost savings remain at $50 million. The projection for the cash portion of the charges continues to be $85-$100 million, of which approximately $60 million is expected to be spent in 2006.

On June 27, 2006 the Company completed the acquisition of the assets of Epicurean International. This business develops, imports and markets the Thai Kitchen® and Simply Asia® brands and has annual sales of approximately $50 million. Acquisitions are part of the Company’s growth strategy and an important driver of its goals to grow sales 3-5% and increase earnings per share 8-10%. This earnings per share goal excludes charges related to the restructuring program and in 2006, stock-based compensation expense. In 2006, the charges related to the restructuring program are expected to reduce earnings per share 22¢, although this projection could be affected by the timing of the various actions related to the program. Stock-based compensation expense is expected to reduce earnings per share by 11¢ in 2006.

Chairman’s comments

Robert J. Lawless, Chairman, President & CEO, commented, “We have had strong financial results through the first half of our 2006 fiscal year. Despite the elimination of some low margin business, sales in local currency were up 3%. Both the consumer and industrial businesses are benefiting from the launch of new products, cost savings programs and pricing actions that provide an offset to the higher costs of packaging, energy and benefits. We have increased gross profit margin 1.1 percentage points, including a 0.4 percentage point reduction due to restructuring charges. The Company is on track with its 2006 goal to increase gross profit margin 1.0 percentage point. Our joint venture in Mexico has had a strong six month performance and our share repurchases have further increased earnings per share. An excellent first half performance provides us with the opportunity to finish the year at the upper end of our projected earnings per share range while continuing our investment in advertising, promotion and other growth initiatives.

“We continue to make good progress on several key initiatives.  First is our initiative to grow through acquisitions. Yesterday we completed an acquisition that provides a point of entry into the Asian food category.  The Thai Kitchen® and Simply Asia® brands provide authentic, easy-to-prepare Asian foods to North American consumers. Sales of these brands are growing rapidly and since 2002 have achieved a 32% compound annual growth rate. This business fits squarely with our strategy to acquire specialty and ethnic food businesses that complement our established leadership in the development and marketing of flavors for food.

“Second, the revitalization of our spice and seasoning products in the U.S. is now underway. Our products now feature new labels with contemporary graphics, a more consistent appearance and attractive food photography. We are adding new products such as roasting rubs, signature blends and gourmet grinders. In August, we will begin to replace our current shelves with a new gravity-feed merchandising system in certain markets, and in the fourth quarter will convert to new flip-top caps for our bottles.  Based on the consumer and retailer response to test markets, we are excited about the potential to gain consumer attention and increased demand as this initiative unfolds over the next three years.

“Third, a number of actions have been taken to transform our U.S. industrial business. As we focus our attention and resources on our strategic customers, we have gained access to previously untapped opportunities to develop new products and have more insight into these customers’ forecasts. In order to reduce complexity and improve margins, we embarked on a plan to end our relationship with smaller customers that contribute marginally to sales and have no significant profit impact. We have already met our goal to reduce the number of customers by 25% and are likely to exceed this initial target. Another round of price increases was put into effect June 1st that bring product margins to target thresholds.

“Fourth, we continue to move forward with our broad restructuring program. Dedicated teams are working on previously announced facility consolidations and we are lowering costs with a voluntary separation program in the U.S. In fact, the closure of our second largest manufacturing facility worldwide is ahead of schedule at this time. An important step in simplifying the business was completed in May with the streamlining of our joint venture structure. This led to our ownership of 100% of DPI and the Vahine business, which is the leading brand of dessert aids in Europe.

“These are important initiatives that are well-planned and are being well-executed. Our leadership team and employees throughout McCormick are working hard and making great progress. As we position the Company for the future, I am confident that McCormick’s shareholders can look forward to increased sales, improved margins and higher profits.”

Business Segment Results

In the first quarter of 2006, the Company made several changes to the way it reports its business segment results.  These changes are described following the financial results for the consumer and industrial businesses.

Consumer Business
(in thousands)	Three Months Ended			Six Months Ended
	5/31/06		5/31/05	5/31/06		5/31/05
Net sales	$350,054		$343,971	$694,818		$684,515
Operating income	40,110	*	53,852	64,978	*	104,774
Operating income excluding restructuring charges	48,808	*	53,371	95,013	*	105,216

*  The Company began recording stock-based compensation expense in the first quarter of 2006.  Stock compensation expense recorded in the consumer business operating results was $3.1 million in the second quarter and $8.9 million year-to-date.

For the second quarter, sales for McCormick’s consumer business rose 2% compared to the prior year and in local currency increased 3%. This increase was driven largely by pricing actions, new product sales and marketing programs that increased base business sales. The elimination of low margin business reduced sales approximately 1%. Sales in the Americas rose 6% and in local currency 5% as a result of pricing, new products and an increase in base business sales. Consumer sales in Europe declined 7%, and in local currency declined 2%. A portion of the decrease related to the Company’s decision to exit its business in Finland, as well as the timing of customer purchases that occurred in the first quarter, in advance of the implementation of B2K. In the Asia/Pacific region the Company eliminated a low margin co-packing business that led to a second quarter sales decline of 1% and an increase of 1% in local currency.

For the consumer business, operating income excluding restructuring charges in the second quarter of 2006 was $48.8 million compared to $53.4 million in 2005. The decrease was due to $3.1 million of stock-based compensation expense, as well as increases in advertising expense, incentive compensation and costs associated with the implementation of B2K in Europe. In the second quarter of 2006, higher sales and operating income for the consumer business in the Americas, offset a portion of these expense increases. In addition, the second quarter of 2005 included the impact of an operational accounting adjustment.

Industrial Business
(in thousands)	Three Months Ended			Six Months Ended
	5/31/06		5/31/05	5/31/06		5/31/05
Net sales	$289,852		$284,600	$554,789		$547,680
Operating income	14,588	*	17,300	14,013	*	24,336
Operating income excluding
restructuring charges	18,897	*	17,111	30,363	*	24,524

*  The Company began recording stock-based compensation expense in the first quarter of 2006.  Stock compensation expense recorded in the industrial business operating results was $1.8 million in the second quarter and $4.8 million year-to-date.

For the second quarter, sales for McCormick’s industrial business increased 2% compared to the prior year. The increase was driven primarily by higher volume related to new product introductions by the Company’s U.S. customers. The elimination of low margin business reduced sales approximately 1%. New products drove sales in the Americas, which were up 5% and in local currency rose 4%.  In Europe, sales declined 6% and in local currency declined 1%. Sales in the Asia/Pacific region decreased 8% and in local currency decreased 9%. In both of these regions, the Company eliminated certain low margin items, which reduced sales, but had minimal profit impact. Actions to reduce customers and products in North America will reduce sales and to a lesser extent profits, beginning in the third quarter of 2006.

For the industrial business, operating income excluding restructuring charges rose $1.8 million, including $1.8 million of stock-based compensation expense. Operating income in the second quarter of 2006 was driven by higher sales and significantly improved gross profit margin. In addition, the second quarter of 2005 included the impact of an operational accounting adjustment.

Changes in Reporting Business Segment Results

In the first quarter of 2006, the Company changed the way it internally reports its business segment results. In line with this change, the segment results above have also been changed and prior periods have been restated to be comparable.  The changes are summarized below:

•                  Operating income internally is measured by management excluding restructuring charges. The information provided above displays operating income for each segment with and without restructuring charges. As noted below, management believes this information is relevant to analyze business performance and trends.

•                  The Company decided to allocate 100% of its selling, general and administrative expenses to the business segments beginning in the first quarter of 2006. The Company believes that this more complete allocation better represents the profitability of its two segments.

•                  The sales and income related to warehouse club customers are now managed in the consumer business.  Through 2005, this was managed in the industrial business.

The Company has posted to its website, restated historical business segment results for each quarter of 2005 at ir.mccormick.com under the heading “Financial Information” and “2005 Business Segment Restatement.”

In addition to the changes noted above, the Company also adopted SFAS 123R. This has a significant effect on each of the business segments and accordingly, the effect is noted with the segment financial results reported above.

Non-GAAP Financial Measures

The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”). These items are measures that management believe are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. These non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the restructuring related items. Management also analyzes its business performance and trends excluding amounts related to restructuring. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to streamlining actions in 2005 and a restructuring program in 2006. In addition, the impact of stock-based compensation expense, which the Company began to record as “Selling, general and administrative expense” in the first quarter of 2006, is noted.

(in thousands)	Three Months Ended		Six Months Ended
	5/31/06	5/31/05	5/31/06	5/31/05
Net income	$61,644	$42,794	$76,033	$78,829
Less: Impact of restructuring charges	(18,743)	(456)	3,954	428
Pro forma net income	$42,901	$42,338	$79,987	$79,257

Impact of 2006 restructuring program on net income includes:

(in thousands)	Three Months Ended		Six Months Ended
	5/31/06	5/31/05	5/31/06	5/31/05
Restructuring charges included in Cost of good sold	$(4,488)		$(4,702)
Restructuring charges	(8,519)		(41,683)
Tax impact included in Income taxes	5,222		15,903
Gain on sale of unconsolidated operation	26,528		26,528
	$18,743		$(3,954)

No stock-based compensation expense was recorded in 2005. In the second quarter of 2006, stock-based compensation expense of $5.0 million had an after-tax impact of $3.4 million. For the first six months of 2006, stock-based compensation expense of $13.7 million had an after-tax impact of $9.3 million.

	Three Months Ended		Six Months Ended
	5/31/06	5/31/05	5/31/06	5/31/05
Earnings per share - diluted	$0.46	$0.31	$0.56	$0.56
Less: Impact restructuring charges	(0.14)	—	0.03	—
Pro forma earnings per share – diluted	$0.32	$0.31	$0.59	$0.56

No stock-based compensation expense was recorded in 2005. In the second quarter of 2006, stock-based compensation expense reduced earnings per share by $0.02. For the first six months of 2006, stock-based compensation expense reduced earnings per share by $0.07.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 10:00 a.m. ET. The conference call will be web cast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance and other financial measures, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as: actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates, and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2005. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications: John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2006

McCormick & Company, Incorporated
Second Quarter Report

Consolidated Income Statement  (Unaudited)
(In thousands except per-share data)

	Three Months Ended		Six Months Ended
	5/31/2006	5/31/2005	5/31/2006	5/31/2005
Net sales	$639,906	$628,571	$1,249,607	$1,232,195
Cost of goods sold	389,342	387,225	759,958	762,680
Gross profit	250,564	241,346	489,649	469,515
Gross profit margin	39.2%	38.4%	39.2%	38.1%
Selling, general and administrative expense	187,347	170,864	368,975	339,775
Restructuring charges / (credits)	8,519	(670)	41,683	630
Operating income	54,698	71,152	78,991	129,110
Interest expense	12,324	11,942	25,186	23,026
Other (income) / expense, net	(1,775)	97	(2,923)	43
Income from consolidated operations before income taxes	44,149	59,113	56,728	106,041
Income taxes	13,068	18,916	17,093	33,933
Net income from consolidated operations	31,081	40,197	39,635	72,108
Income from unconsolidated operations	4,765	3,802	12,044	9,258
Gain on sale of unconsolidated operation	26,528	26,528
Minority interest	(730)	(1,205)	(2,174)	(2,537)
Net income	$61,644	$42,794	$76,033	$78,829
Earnings per common share - basic	$0.47	$0.32	$0.57	$0.58
Earnings per common share - diluted	$0.46	$0.31	$0.56	$0.56
Average shares outstanding - basic	132,182	134,742	132,384	135,193
Average shares outstanding - diluted	135,420	138,739	135,373	139,586

McCormick & Company, Incorporated
Second Quarter Report
Consolidated Balance Sheet (Unaudited)
(In thousands)

	5/31/2006	5/31/2005
Assets
Current assets
Cash and cash equivalents	$74,068	$20,096
Receivables, net	327,066	328,117
Inventories	381,863	345,281
Prepaid expenses and other current assets	49,967	45,560
Total current assets	832,964	739,054
Property, plant and equipment, net	474,699	471,495
Goodwill and intangible assets, net	883,602	789,719
Prepaid allowances	48,480	50,078
Investments and other assets	123,670	136,317
Total assets	$2,363,415	$2,186,663

Liabilities and shareholders' equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$151,256	$421,455
Trade accounts payable	174,638	167,816
Other accrued liabilities	377,476	293,329
Total current liabilities	703,370	882,600
Long-term debt	462,957	271,202
Other long-term liabilities	283,676	197,745
Total liabilities	1,450,003	1,351,547
Minority interest	3,359	29,128
Shareholders' equity
Common stock	420,113	372,127
Retained earnings	384,095	375,721
Accumulated other comprehensive income	105,845	58,140
Total shareholders' equity	910,053	805,988
Total liabilities and shareholders' equity	$2,363,415	$2,186,663

McCormick & Company, Incorporated
Second Quarter Report
Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	5/31/2006	5/31/2005
Cash flows from operating activities
Net income	$76,033	$78,829
Adjustments to reconcile net income to net
cash flow from operating activities:
Depreciation and amortization	39,458	35,493
Stock based compensation	14,753	-
Gain on sale of unconsolidated operation	(26,528)	-
Income from unconsolidated operations	(12,044)	(9,258)
Changes in operating assets and liabilities	(19,708)	(47,504)
Dividends from unconsolidated affiliates	9,100	9,020
Net cash flow from operating activities	81,064	66,580

Cash flows from investing activities
Capital expenditures	(33,746)	(30,316)
Proceeds from redemption of unconsolidated operation	20,000	-
Proceeds from sale of property, plant and equipment	298	488
Net cash flow from investing activities	(13,448)	(29,828)

Cash flows from financing activities
Short-term borrowings, net	43,327	54,686
Long-term debt borrowings	198,558	5
Long-term debt repayments	(195,432)	(352)
Proceeds from exercised stock options	25,235	28,983
Common stock acquired by purchase	(60,393)	(120,732)
Dividends paid	(47,710)	(43,337)
Net cash flow from financing activities	(36,415)	(80,747)

Effect of exchange rate changes on cash and
cash equivalents	12,604	(6,244)
Increase/(decrease) in cash and cash equivalents	43,805	(50,239)
Cash and cash equivalents at beginning of period	30,263	70,335

Cash and cash equivalents at end of period	$74,068	$20,096